Exhibit 99.1

Astra Announces Closing of Additional Debt Financing and Waiver of Previously Announced Defaults

Financing provided by affiliates of two early investors in Astra

Alameda, California – November 6, 2023 – Astra Space, Inc. (“Astra”)(Nasdaq: ASTR) announced today that it has closed an initial financing with JMCM Holdings LLC (“JMCM”) and Sherpa Venture Funds II, LLP (together with JMCM, the “Investors”), affiliates of two early investors in Astra, for a total investment amount of approximately $13.4 million (the “Initial Financing”) pursuant to a reaffirmation agreement and omnibus amendment agreement dated November 6, 2023 (the “Initial Financing Agreement”). This Initial Financing is connected to Astra’s announcement in a report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 23, 2023 of the execution of a non-binding term sheet (the “Term Sheet”). The Term Sheet contemplates a financing of at least $15.0 million, from the Investors and other potential investors, and up to $25.0 million (the “Proposed Financing”).

The Initial Financing includes (1) a purchase by the Investors of the remaining $8.0 million aggregate principal amount of senior secured notes (the “Existing Notes”) and associated warrants (the “Existing Warrants”) to purchase up to 1.5 million post-reverse stock split shares of Astra’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) issued on August 4, 2023 from Astra’s senior secured creditor, pursuant to which Astra was in default under as of October 30, 2023, (2) a loan by the Investors to Astra and its subsidiaries in the aggregate principal amount of approximately $3.05 million evidenced by senior secured bridge notes (the “Bridge Notes”) that will come due on November 17, 2023, that will rank equally as to payment and lien priority with the Existing Notes, that will be secured by the same collateral as the Existing Notes and that will be guaranteed by all of the subsidiaries of Astra, and (3) a sale to the Investors of warrants (the “Warrants”) to purchase up to 5,314,201 shares of Astra’s Class A Common Stock at a purchase price of $0.125 per Warrant for an aggregate purchase price of approximately $664,275 that are immediately exercisable at an exercise price of $0.808 per share of Class A Common Stock, subject to certain adjustments and that expire on August 4, 2028.

Pursuant to the Initial Financing Agreement, the Investors have agreed to waive certain existing and prospective defaults and events of default under the Existing Notes, including the events of default under the Existing Notes described in Astra’s Form 8-K filed with the SEC on November 3, 2023, and the requirement for Astra to comply with the minimum liquidity financial covenant in the Existing Notes until November 17, 2023 to provide Astra with time to raise additional liquidity through various capital raising and cost cutting initiatives and strategic transactions (the “Strategic Plan”).

Astra is in continuing discussions concerning the Proposed Financing with the Investors. The funding contemplated by the Term Sheet is conditioned upon execution of final definitive documentation among the Company and the Investors; however there can be no assurance that the Company and the Investors will be able to negotiate definitive documentation on the terms specified in the Term Sheet or to consummate the Proposed Financing at all.

The Bridge Notes and the warrants have not been and will not be, and any securities issued in connection with the Proposed Financing will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. The Bridge Notes, the Warrants and any securities issued in connection with the Proposed Financing may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell any security, including the Bridge Notes, the Warrants or any securities that may be issued in the Proposed Financing, nor a solicitation for an offer to purchase any security, including the Bridge Notes, the Warrants or any securities that may be issued in the Proposed Financing, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration, qualification, or exemption under the securities laws of any such jurisdiction.

About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services, and one of the industry’s leading flight-proven electric propulsion systems for satellites, Astra Spacecraft Engine. Visit astra.com to learn more about Astra.

Safe Harbor

The statements made herein concerning the Initial Financing and the Proposed Financing include “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and can be identified by the use of, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “would,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe any objectives, the Strategic Plan, the Proposed Financing, involvement of the Investors in the Proposed Financing, plans or goals are forward-looking. The forward-looking statements are based on the Company’s current intent, belief, expectations, estimates and projections regarding the Company, the Strategic Plan and the Proposed Financing. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, readers should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained herein.

Investor Contact:

investors@astra.com

Media Contact:

press@astra.com